SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                        VISTA Information Solutions, Inc.

                     Common Stock, par value $.001 per share

                                   928365 20 4

             (Date of Event Which Requires Filing of this Statement)



                                February 15, 2001


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         /  /  Rule 13d-1(b)
         /X /  Rule 13d-(c)
         /  /  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No.  928365 20 4
           -----------
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MOORE NORTH AMERICA, INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
         NUMBER OF

         SHARES                             None
                                    --------------------------------------------
                                    6       SHARED VOTING POWER
         BENEFICIALLY

         OWNED BY                           None
                                    --------------------------------------------
                                    7       SOLE DISPOSITIVE POWER
         EACH

         REPORTING                          None
                                    --------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
         PERSON WITH
                                            None
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  None
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES* / /

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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


Item 1(a)         Name of Issuer:

                  VISTA Information Solutions, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  5060 Shoreham Place, #300
                  San Diego, CA 92122

Item 2(a)         Name of Person Filing:

                  Moore North America, Inc.

Item 2(b)         Address of Principal Business Office

                  1200 South Lakeside Drive
                  Bannockburn, IL 60015

Item 2(c)         Citizenship:

                  Moore North America, Inc. is a Delaware corporation

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.001 per share

Item 2(e)         CUSIP Number:

                  928365 20 4

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e) [ ]  An investment adviser in accordance with 240.13d-1(b)
(1)(ii)(E);

                  (f) [ ]  An  employee  benefit   plan  or  endowment  fund  in
accordance with 240.13d-1(b)(1)(ii)(F);

                  (g) [ ]  A  parent  holding   company  or  control  person  in
accordance with 240.13d-1(b)(1)(ii)(G);

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


                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ]  Group, in accordance with 240.13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to 240.13d-1(c), check this box. [ ]

Item 4.           Ownership:

                  Amount Beneficially Owned:  None

                  Percent of Class:  None

                  Number of shares as to such persons has:

                    (i)    sole power to vote or to direct the vote:  none
                    (ii)   shared power to vote or to direct the vote:  none
                    (iii) sole power to dispose or to direct the disposition of: none
                    (iv) shared power to dispose or to direct the disposition of: none

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |X|

Item 6.           Ownership  of  More  Than  Five  Percent  on Behalf of Another
                  Person:

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable

Item 8.           Identification and Classification of Member of the Group:

                  Not applicable

Item 9.           Notice of Dissolution of Group:

                  Not applicable

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

Item 10.          Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated March 2, 2001


                                             MOORE NORTH AMERICA, INC.


                                             By: /s/ Robert B. Lewis
                                                --------------------------------
                                                 Name:  Robert B. Lewis
                                                 Its:  EVP, CFO


Attention:     Intentional misstatements or omissions of fact constitute Federal criminal violations.  (See 18 U.S.C. 1001)



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